Exhibit 99.CODE.ETH
DIAMOND HILL FUNDS
CODE OF ETHICS
FOR
PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS
(Adopted August 21, 2003
Amended November 20, 2008)
I.	Introduction
     The Board of Trustees of Diamond Hill Funds (the “Trust”) has adopted this code of ethics (the “Code”), applicable to the Trust’s Principal Executive Officers and Principal Financial Officers (the “Covered Officers”) each of whom is listed on Exhibit A, to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.
II.	Covered Officers Should Act Honestly and Candidly
     Each Covered Officer owes a duty to the Trust to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.
     Each Covered Officer must:
•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Trust’s policies;

•	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Trust’s policies;

•	adhere to a high standard of business ethics; and

•	place the interests of the Trust before the Covered Officer’s own personal interests.
All activities of Covered Officers should be guided by and adhere to these fiduciary standards.
III.	Covered Officers Should Handle Actual and Apparent Conflicts of Interest Ethically
          Guiding Principles. A “conflict of interest” occurs when an individual’s private interest interferes with the interests of, or his/her service to, the Trust. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform the Trust’s work objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust. In addition, Covered Officers should be sensitive to situations that create apparent, not actual, conflicts of interest. Service to the Trust should never be subordinated to personal gain and advantage.
          Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trust that already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. Therefore, the existing statutory and regulatory prohibitions on individual behavior will be deemed to be incorporated into this Code and therefore any violation of such prohibitions will also be deemed a violation of the Code. Covered Officers must in all cases comply with applicable statutes and regulations.
          Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and Diamond Hill Capital Management, Inc., the Trust’s investment advisor (the “Adviser”), of which the Covered Officers are also officers or employees. As a result, this Code and the Board of Trustees of the Trust (the “Board”) recognize that, subject to the Adviser’s fiduciary duties to the Trust, the Covered Officers will in the normal course of their duties (whether formally for the Trust or for the Adviser, or for both) be involved in establishing policies and implementing decisions which will have different effects on the Adviser and the Trust. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Trust. Thus, if such participation is performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, it will be deemed to have been handled in compliance with the Code. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by other Code of Ethics.
          Each Covered Officer must:
•	avoid conflicts of interest wherever possible;

•	handle any actual or apparent conflict of interest ethically;

•	not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Trust;

•	not use knowledge of portfolio transactions made or contemplated for the Trust to profit or cause others to profit, by the market effect of such transactions;

•	as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Trust’s Chief Compliance Officer (“Chief Compliance Officer”) prior to engaging in such transaction or relationship; and

•	report at least annually any affiliations or other relationships related to conflicts of interest that the Trust’s Directors and Officers Questionnaire covers.
Conflict of interest situations that should always be discussed with the Chief Compliance Officer, if material, include the following;
•	any outside business activity;

•	service as a director on the board of any public or private company;

•	the receipt of any gifts in excess of $100;

•	the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than the Adviser;

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

I.
II. IV. Disclosure
     Each Covered Officer is required to be familiar, and comply, with the Trust’s disclosure controls and procedures so that the reports and documents filed by the Trust with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Trust’s other public communications should, to the extent appropriate within his or her area of responsibility, consult with other Trust officers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
     Each Covered Officer must:
•	familiarize himself or herself with the disclosure requirements applicable to the Trust as well as the business and financial operations of the Trust; and

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s internal auditors, independent directors, and independent auditors, and to governmental regulators and self-regulatory organizations.
III. V. Compliance
     It is the Trust’s policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.
VI. Reporting and Accountability
     Each Covered Officer must:
•	upon receipt of the Code, sign and submit to the Chief Compliance Officer an acknowledgement stating that he or she has received, read, and understands the Code;

•	annually thereafter submit a form to the Chief Compliance Officer confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code;

•	not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and

•	notify the Chief Compliance Officer or the Audit Committee promptly if he or she becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

Except as described otherwise below, the Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented to him or her and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her. The Chief Compliance Officer is authorized to consult, as appropriate, with the Audit Committee (the “Committee”), the Independent Trustees of the Trust, the Board and counsel to the Trust and is encouraged to do so.

The Committee is responsible for granting waivers and determining sanctions, as appropriate. In addition, approvals, interpretations, or waivers sought by the Covered Officers will be considered by the Committee. The Trust will follow these procedures in investigating and enforcing this Code, and in reporting on the Code:
•	the Chief Compliance Officer will take all appropriate action to investigate any violations reported to him or her;

•	if, after such investigation the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matters that the Chief Compliance Officers believes to be violations or potential violations will be reported to the Committee after such investigation;

•	if the Committee determines that a violation has occurred, it will inform the Board, which will take all appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, or appropriate disciplinary or preventive action;

•	appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities;

•	the Audit Committee shall take all appropriate action to investigate and address any potential Code violations reported to it directly, consistent with its duties under the Audit Committee charter;

•	the Board will be responsible for granting waivers, as appropriate, to the extent such matters are referred to it by the Committee; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.
IV. VII. Other Policies and Procedures
This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Adviser, any sub-adviser, principal underwriter or other service providers of the Trust govern or purport to govern the behavior or activities of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust’s and the Adviser’s codes of ethics under Rule 17j-1 of the Investment Company Act and Rule 204A-1 under the Investment Advisors Act, respectively, are separate requirements applying to Covered Officers and others, and are not part of this Code.
VIII. Amendments
     Except for amendments to Exhibit A, this Code may not be amended except in written form, which is specifically approved by a majority vote of the Board, including a majority of Independent Trustees.

IX. Confidentiality
     All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Board and its counsel, the Adviser and any relevant service providers of the Trust.
X. Internal Use
     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.
Date: November 20, 2008

Exhibit A
Persons Covered by this Code of Ethics:
James F. Laird, Jr.
Gary R. Young